Exhibit 10.6
A. SCHULMAN, INC.
DIRECTORS DEFERRED UNITS PLAN
Second Amended and Restated Effective December 18, 2008
1.00 Background and Purpose
Effective December 5, 2002 and as part of the A. Schulman, Inc. 2002 Equity Incentive Plan, A. Schulman, Inc. adopted a procedure through which its non-employee directors could defer receipt of their board and committee fees. Effective October 17, 2006 (“Effective Date”), that procedure is amended and restated in the form of the A. Schulman, Inc. Directors Deferred Units Plan. The Plan is intended to be an unfunded, nonqualified program of deferred compensation within the meaning of Title I of ERISA. The Plan is hereby amended and restated in its entirety effective December 18, 2008 (the “Restatement Effective Date”) for compliance with Code §409A.
2.00 Definitions
Whenever used in this Plan, the following words, terms and phrases will have the meanings given to them in this section, unless another meaning is expressly provided elsewhere in this document or clearly is required by the context. Also, the form of any defined term or of any word, term or phrase will include all of its other forms.
Account: The Account established under Section 4.01 for each Participant.
Beneficiary: The person a Member designates to receive any Plan benefit that is undistributed (or unexercised) when the Member dies. A Beneficiary may be designated only by following the procedures described in Section 11.06.
Board: The Company’s board of directors.
Change in Control: The occurrence of any one of the following actions or events:
[1] The acquisition by any person (as defined under Code §409A), or more than one person acting as a group (as defined under Code §409A), of stock of the Company that, together with the stock of the Company held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;
[2] The acquisition by any person, or more than one person acting as a group, within any 12-month period, of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company;
[3] A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

[4] The acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
This definition of Change in Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Code §409A and the Treasury Regulations promulgated thereunder.
Code: The Internal Revenue Code of 1986, as amended, and all pertinent regulations and rulings directly related to the Plan and published Internal Revenue Service rulings of general application issued under the Code.
Committee: The administrative committee described in Section 7.00.
Company: A. Schulman, Inc., a Delaware corporation.
Deferred Unit or Unit: A notional Share.
Director: A person who [1] is an elected member of the Board or of the board of directors of a Related Entity (or has been appointed to the Board or to the board of directors of a Related Entity to fill an unexpired term and will continue to serve at the expiration of that term only if elected by shareholders) and [2] is not an employee of the Company or any Related Entity.
Director Fees: The cash compensation each Director is entitled to receive in exchange for his or her services as a Director.
Disability: The Participant is [1] unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or [2] the Participant is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
ERISA: The Employee Retirement Income Security Act of 1974, as amended.
Fair Market Value: The value of one Share on any relevant date, determined under the following rules:
[1] If the Shares are traded on an exchange, the reported “closing price” on the relevant date, if it is a trading day, otherwise on the next trading day;

[2] If the Shares are traded over-the-counter with no reported closing price, the mean between the highest and lowest selling prices on the relevant date, if it is a trading day, otherwise on the next trading day; or
[3] If neither subsections [1] or [2] of this definition apply, the fair market value as determined by the Committee in good faith and consistent with any applicable provisions under the Code.
Grandfathered Amount: The portion, if any, of a Participant’s Account that was earned and vested (within the meaning of Code §409A) under the Plan before January 1, 2005 and any earnings (whether actual or notional) attributable to such portion of the Participant’s Account and any earnings (whether actual or notional) thereon.
Inactive Participant: A person who [1] is serving as a Director but who no longer is deferring Director Fees into the Plan or [2] has Terminated but has not received a complete distribution of his or her Plan Benefit.
Member: Collectively, [1] a Participant, [2] an Inactive Participant and [3] as appropriate, the Beneficiary of a dead Member.
Participant: A Director who meets the conditions described in Section 3.00.
Participation Agreement: The agreement that each Director must complete and return to the Committee as a condition of becoming a Participant.
Plan: The A. Schulman, Inc. Directors Deferred Units Plan, as described in this document and any amendments to it.
Plan Benefit: The balance of a Member’s Account as of any Valuation Date.
Plan Year: Each calendar year during which the Plan is in effect.
Related Entity: Any person who would be considered a single employer with the Company under Code §414(b) or (c).
Section 409A Amount: The portion, if any, of a Participant’s Account that is not a Grandfathered Amount.
Share: A share of common stock, par value $1.00 per share, of the Company or any security of the Company issued in substitution, exchange or in place of these shares.
Termination: A “separation from service” as defined under Code §409A from the Company and all Related Entities.
Valuation Date: The last day of each calendar quarter and the date of a Director’s Termination or Disability or a Change in Control.

3.00 Eligibility and Participation
3.01 Participation. Any Director may become a Participant by returning a completed Participation Agreement to the Committee as described in Section 3.03. Notwithstanding the foregoing, each Director who was a Participant as of the Restatement Effective Date shall remain a Participant.
3.02 Duration of Participation. A Director who complies with Section 3.01 will continue to be a Participant until the earlier of the date he or she [1] no longer is a Director or [2] revokes his or her election to defer Director Fees, subject to Section 3.03[1].
3.03 Participation Agreement.
[1] Each Director may become a Participant by returning a completed Participation Agreement to the Committee specifying the amount of his or her Director Fees to be deferred and providing any other information the Committee requires to administer that election. This deferral election will be effective [a] on the first day of the calendar year beginning after the Committee receives the completed Participation Agreement or [b] upon receipt of a completed Participation Agreement by the Committee within 30 days after he or she first becomes a Director (although this election will apply only to Director Fees paid with respect to services to be performed after the Committee receives the completed Participation Agreement). For purposes of this subsection, a Director is first eligible to participate in this Plan only if the Director is not eligible to participate in any other arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).
[2] A Participation Agreement will remain in effect until amended or revoked under the rules described in this subsection. A Director may amend his or her Participation Agreement by returning a new Participation Agreement to the Committee specifying the changes made. Any change to a previously filed Participation Agreement that does affect the amount of Director Fees deferred (including a complete revocation of an election to defer Director Fees) will be effective no earlier than the first day of the calendar year that begins after the Committee receives the new Participation Agreement.
4.00 Credits to Accounts
4.01 Members’ Accounts. Subject to the rules described in this section and elsewhere in the Plan, the Committee will establish one or more Accounts for each Participant to which it will credit [1] the number of Units and dividends credited under the Plan before the Effective Date and [2] the number of additional Units determined under Section 4.02.

4.02 Establishing/Valuing Units.
[1] As of each Valuation Date, the Committee will [a] calculate the number of Units to be credited to each Participant’s Account attributable to deferrals described in Section 4.01[2] by dividing the amount of Director Fees deferred since the preceding Valuation Date (without adjustment for the time value of money) by the Fair Market Value of a Share on the Valuation Date to produce the number of whole and fractional Units (calculated to the nearest hundredth of the Fair Market Value of a Share on the Valuation Date) and [b] add the number of Units calculated under Section 4.02[1][a] to the Units credited to the Director’s Account as of the preceding Valuation Date.
[2] As of each Valuation Date, the Committee also will credit each Member’s Account with the amount of any dividends that would have been paid to the Member had he or she actually owned a number of Shares equal to the number of Units credited to his or her Account, although no dividends will be credited with respect to any cash amounts held in a Member’s Account (including any Director Fees credited between Valuation Dates). Simultaneously, these amounts will be converted to whole and fractional Units (with a fractional Units calculated to the nearest hundredth of the Fair Market Value of a Share on the Valuation Date).
4.03 Vesting. A Member will always be 100 percent vested in the amount credited to his or her Accounts.
5.00 Distribution of Plan Benefits
5.01 Time, Schedule and Form of Payment. Grandfathered Amounts will be distributed in a single cash payment equal to the Member’s entire Account and will be made no later than March 15 of the calendar year that begins after the calendar year during which the earliest of any of the following occurs: a Change in Control, the Member’s Termination or Disability or as provided in Section 9.02. Section 409A Amounts will be distributed in a single cash payment equal to the Member’s entire Account and will be made within 90 days following the earliest of any of the following to occur: a Change in Control, the Member’s Termination or Disability or as provided in Section 9.02. A Member may change the time and/or form of distribution of the Member’s Section 409A Amount; provided that (i) such change may not take effect until at least 12 months after the date on which such change is made and (ii) the distribution with respect to which such change is made must be deferred (other than a distribution upon death) for at least five years from the date the amount otherwise would have been distributed.
5.02 Full Discharge. Once a Member’s Account has been fully distributed, none of the Company, any Related Entity, the Committee or the Plan will have any further liability to the Member.

6.00 Taxes
Each Member is responsible for payment of any federal, state and local income, employment and wage taxes associated with his or her participation in the Plan and neither the Company nor any Related Entity will withhold any amounts in advance payment of these taxes.
7.00 Administration
7.01 Committee. The Board will designate the members of the Committee that administer this Plan. Any action by the Committee under the Plan may be taken by resolution of the Committee, by an officer of the Company or by any other person or persons duly authorized by resolution of the Committee.
7.02 Committee Duties. The Committee is responsible for the general administration and management of the Plan and has all powers and duties necessary to fulfill its responsibilities, including the following:
[1] To determine all questions relating to the eligibility of a Director to become a Participant;
[2] To determine, compute and certify the amount and kind of benefits payable to Members;
[3] To authorize payment of Plan Benefits;
[4] To maintain all records necessary for the administration of the Plan, other than those maintained by each Related Entity;
[5] To provide for disclosure of all information and filings or provision of all reports and statements to Members or governmental bodies that are required by the Code, ERISA or any other applicable law;
[6] To adopt or modify rules for the regulation or application of the Plan;
[7] To delegate any power or duty to any firm or person in accordance with Section 7.03;
[8] To decide all other questions or disputes arising from the operation of the Plan;
[9] To exercise all other powers or duties granted to the Committee by other Plan provisions; and
[10] At least annually, apprise the Board of the Plan’s operation, including the value of Plan Benefits.

7.03 Delegation of Administrative Responsibility
[1] The Committee may delegate all or any portion of its administrative responsibilities with respect to the Plan, subject to the terms of this section.
[2] A delegation under this section may be made only through a written instrument signed by the Committee that specifies the responsibilities delegated to that delegate. Any delegation of responsibilities will be effective upon the date specified in the delegation, subject to written acceptance by the delegate. At least annually, any delegate must report to the Committee any information necessary to fully inform the Committee of the status and operation of the Plan and of the delegate’s discharge of the responsibilities delegated.
7.04 Compensation, Expenses and Indemnity
[1] The Committee and any delegate under Section 7.03 who is an employee of the Company or any Related Entity will serve without compensation for services to the Plan. The Company will furnish the Committee and any delegate under Section 7.03 with all clerical or other assistance necessary to perform his or her duties. The Committee is authorized to employ any legal counsel and advisors as it may deem advisable to assist in the performance of its duties hereunder.
[2] The Company will pay all expenses of administering the Plan.
[3] Each individual who is or was a member of the Committee (or to whom any duties have been delegated under Section 7.03) is entitled, in good faith, to rely on or to act upon any report or other information furnished by any executive officer, other officer or other employee of the Company or any Related Entity, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Committee members (and any person to whom any duties have been delegated under Section 7.03) and any officer of the Company or any Related Entity acting at the direction or in behalf of the Committee or a delegee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any act or determination just described.
7.05 Effect of Committee Action.
[1] All actions taken and all determinations made by the Committee in good faith will be final and binding upon all Members, the Company, each Related Entity and any other person interested in the Plan. To the extent the Committee has been granted discretionary authority under the Plan, its prior exercise of this authority will not subsequently obligate the Committee to exercise its authority in a like fashion.
[2] The Plan will be interpreted by the Committee in accordance with its terms and their intended meaning. The construction and interpretation of Plan provisions are vested with the Committee, in its absolute discretion, including the determination of Plan Benefits, eligibility and interpretation of Plan provisions. All decisions, determinations and interpretations will be final, conclusive and binding upon all parties having an interest in the Plan.

8.00 Amendments
8.01 Company’s Right to Amend Plan. The Company reserves the right to make, from time to time, any amendment or amendments to the Plan. By adopting this Plan, each Related Entity delegates to the Company the authority described in this section. Without the affected Member’s written consent, no amendment to the Plan will be effective to the extent that it retroactively decreases a Member’s Plan Benefit. However, nothing in this section will restrict the Company’s right to amend the Plan without any additional consideration to affected Participants to the extent necessary to avoid penalties arising under Code §409A, even if those amendments reduce, restrict or eliminate rights vested or accrued under the Plan before those amendments are adopted.
8.02 Amendment of Vesting Rights. If any amendment to the Plan changes the basis for calculating a Member’s nonforfeitable rights to Plan Benefits, that amendment will be applied only to amounts credited to the Participant’s Account after the date the amendment is adopted and each Member credited with at least three years of service may elect, during the period beginning on the date the amendment is adopted and ending no earlier than the latest of [1] 60 days after the amendment’s adoption, [2] 60 days after the amendment’s effective date or [3] 60 days after the Member is issued a written notice of the amendment, to have his or her nonforfeitable rights calculated without regard to the amendment. If this election is made, a Member’s nonforfeitable right to his or her Plan Benefit will be not less than his or her nonforfeitable right before that election.
8.03 Action by Company. Any action by the Company under this Section 8.00 may be taken by resolution of the Board, by an officer of the Company or by any other person or persons duly authorized by resolution of the Board.
9.00 Termination/Withdrawal
9.01 Right to Terminate. The Company may terminate the Plan at any time with respect to some or all Members and no further Plan Benefits will accrue after the effective date of that termination. By adopting this Plan, each Related Entity delegates to the Company the authority described in this section.
9.02 Distribution of Plan Benefits After Plan Termination. Except as otherwise permitted by Code §409A, termination of the Plan will not accelerate the distribution of any Plan Benefits. Instead, Plan Benefits will be distributed on the date the Plan Benefits would have been distributed had the Plan not been terminated.
9.03 Withdrawal. By action of its board of directors or other governing entity, any Related Entity may withdraw from the Plan. However, this withdrawal [1] will not be effective until the first day of the Plan Year beginning after the date of that action and [2] will not result in the accelerated liquidation or payment of Plan Benefits earned by the withdrawing Directors. Instead, these amounts will be distributed according to the terms of this document without regard to that withdrawal.

10.00 Funding
The Plan is an unfunded, unsecured promise, within the meaning of Title I of ERISA, to pay only those Plan Benefits that are accrued by Members while Directors under the terms of the Plan. Neither the Company nor any Related Entity is required to segregate any assets into a fund established exclusively to pay Plan Benefits unless the Company, in its sole discretion, establishes a trust for this purpose. Neither the Company nor any Related Entity will be liable for the payment of Plan Benefits that are actually distributed from a trust established for that purpose. Also, Members have only the rights of a general unsecured creditor and do not have any interest in or right to any specific asset of the Company or any Related Entity. Nothing in this Plan constitutes a guarantee by the Company or any Related Entity or any other entity or person that its assets will be sufficient to pay Plan Benefits.
11.00 Miscellaneous
11.01 Mistakes and Misstatements. In the event of a mistake or a misstatement by a Member as to any item of information that is furnished pursuant to the terms of the Plan that has an effect on the amount distributed or to be distributed to that Member, or a mistake by the Plan as to the amount distributed or to be distributed to a Member, the Committee will take any action which in its judgment will result in the payment to which the Member is properly entitled under the Plan. The actions to be taken by the Committee may include the reduction of future payments to the Member, the restatement of the Member’s Plan Benefit, a demand that the Member repay the amounts distributed in error or any other action the Committee believes appropriate.
11.02 No Contract. The adoption and maintenance of this Plan is no guarantee that any Director will be nominated for or elected to the Board or the board of directors of any Related Entity.
11.03 Service of Process. The Company’s Secretary is designated as agent for the service of legal process on the Plan.
11.04 Merger or Consolidation. Subject to other terms of the Plan, in case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Member will be entitled to receive immediately after the merger, consolidation or transfer a Plan Benefit that is equal to, or greater than, the Plan Benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer.

11.05 No Alienation. The right of a Member or any other person to receive Plan Benefits may not be assigned, transferred, pledged or encumbered except as provided in the Member’s designation of a Beneficiary, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan Benefit will be null and void and of no legal effect. Any attempted action contrary to this section will be null and void and of no effect whatsoever; the Company, each Related Entity and the Committee (and each member of the Committee) may disregard that action and will not be in any manner bound by it; and they, and each of them, will suffer no liability by reason of it. Consistent with Code §409A, if any Member or other person attempts to take any action contrary to this section, the Company, each Related Entity and the Committee (and each member of the Committee) will be reimbursed and indemnified on demand out of the interest of that Member in the Plan for any loss, cost or expense incurred as a result of disregarding or of acting in disregard of that action.
11.06 Beneficiary Designation. Each Member may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any vested Plan Benefit that is undistributed at the Member’s death. Unless otherwise provided in the Beneficiary designation, each designation made will revoke all earlier designations made by the same Member, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Member has not made an effective Beneficiary designation, the deceased Member’s Beneficiary will be his or her surviving spouse or, if none, the deceased Member’s estate. The identity of a Member’s designated Beneficiary will be based only on the information included in the latest Beneficiary designation form completed by the Member and will not be inferred from any other evidence.
11.07 Applicable Law. The Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio except to the extent that the Delaware General Corporation Law is mandatorily applicable.
11.08 Headings. Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of the Plan.
11.09 Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.
11.10 One Plan. This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.
11.11 Coordination with Other Plans. Members’ rights to any Plan Benefits will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between Members, the Company or any Related Entity.

11.12 Offset. Regardless of any other Plan provision but only to the extent permitted under Code §409A, the Company may offset any Plan Benefit payable to any Member against any other amounts the Member may owe to the Company or any Related Entity, whether or not that obligation originated under the terms of the Plan or elsewise.
11.13 Extension of Plan to Related Entities. By action of its Board, the Company may extend this Plan to a Related Entity, but only if the board of directors or governing body of the Related Entity accepts participation in the Plan, agrees to the terms of the Plan and delegates to the Company and the Committee the authority to amend, terminate and administer the Plan according to its terms.
11.14 Successors. The Plan will be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of the estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
11.15 No Guarantee of Continuing Services. Except as otherwise specified in the Plan, nothing in the Plan may be construed as:
[1] Conferring on any Participant any right to continue as a Director;
[2] Guaranteeing that amount (if any) of any Director Fees; or
[3] Guaranteeing that the Company will pay any dividends.
11.16 Compliance with Code §409A. It is intended that the Section 409A Amounts comply with Code §409A and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Member, and none of the Company, any of its Subsidiaries, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Code §409A.
5.6 Payments Upon Income Inclusion under Code §409a. The Company may accelerate the time or schedule of a distribution of Section 409A Amounts to a Member at any time the Plan fails to meet the requirements of Code §409A and the Treasury Regulations promulgated thereunder. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code §409A and the Treasury Regulations promulgated thereunder.

A. SCHULMAN, INC.
By:	/s/ Paul F. DeSantis
	Title:	Vice President, Chief Financial Officer and Treasurer